Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is dated July 6, 2006 and is effective on the date described in Section 15. This Agreement is made as a mutually agreed compromise between the Parties (as defined below) for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date.
PARTIES
     The Parties to this Agreement are Encysive Pharmaceuticals Inc. (the “Company”) and Terrance C. Coyne, M.D. (“Executive”). The Company and Executive are referred to collectively as the “Parties.”
PREAMBLE
     WHEREAS, Executive was previously employed as the Chief Medical Officer of the Company, pursuant to that certain Termination Agreement dated September 10, 2003, as amended from time to time (the “Termination Agreement”);
     WHEREAS, the Parties intend to terminate the Termination Agreement as of the Effective Date (except with respect to Executive’s and the Company’s continuing obligations under Sections 8, 9, 10, 12 and 13.8 thereof) and enter into this Agreement;
     WHEREAS, the Parties intend that this Agreement shall operate as a complete and final settlement of all claims, differences and alleged causes of action existing between them as of the Effective Date of this Agreement;
     WHEREAS, Executive has had at least 21 days to consider this Agreement;
     WHEREAS, the Company has advised Executive in writing to consult with independent counsel respecting this Agreement;
     WHEREAS, Executive has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and
     WHEREAS, Executive understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and obligations contained and exchanged in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Definitions.
     1.1 “Base Salary” means the Executive’s base salary in effect on the date of this Agreement.
     1.2 “Company and/or its Affiliates” means and includes the Company, its Affiliates, and all of their predecessors, successors and assigns and parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, present and former officers, directors, employees, stockholders, agents, employee benefit plans or programs and their fiduciaries, whether in their individual or official capacities and all of the successors and assigns of the foregoing. “Affiliates” also includes a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
     1.3 “Date of Termination” means June 26, 2006.
     Other defined terms are defined as provided herein.
2. Termination of the Termination Agreement. The Parties agree that the Termination Agreement is hereby terminated and of no further force and effect as of the Effective Date, except with respect to Executive’s and Company’s obligations under Section 8, Executive’s Confidentiality Obligation; Section 9, Disclosure of Information Ideas, Concepts, Improvements, Discoveries and Inventions; Section 10, Ownership of Information, Ideas, Concepts, Improvements, Discoveries, and Inventions and all Original Works of Authorship; Section 12, Executive’s Non-Competition Obligation; and Section 13.8, Defense of Claims.
3. Pay Through Date of Termination. Executive acknowledges that he has received all salary, wages and other compensation earned on or before the Date of Termination.
4. Resignation by Executive. Effective as of the Date of Termination, Executive shall resign all positions he holds with the Company and/or its Affiliates.
5. Payments to Executive. In accordance with Section 6.3 of the Termination Agreement, and subject to Executive’s execution of this Agreement containing a release from liability and waiver of right to sue the Company and/or its Affiliates, the Company agrees to pay Executive payments as follows:
          a. The Company shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any unreimbursed costs and expenses paid or incurred by the Executive prior to the Date of Termination which would have been payable under Section 4.6 of the Termination Agreement if the Executive’s employment had not terminated.
          b. During the 12-month period commencing on the Date of Termination, the Company shall continue benefits (other than disability benefits), at the Company’s expense, to the Executive and/or the Executive’s family at least equal to those which would have been provided to them under Section 4.5 of the Termination Agreement if the Executive’s employment had not been terminated. Benefits otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the same time period for which such benefits would be provided pursuant to this Section at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Date of Termination; provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the first anniversary of the Date of Termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the benefits to be provided by the Company to the Executive to the same extent that actively employed senior executive officers of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive officer of the Company by reason of making the same change in his level of coverage or coverage options.
          c. During the 12-month period following the Date of Termination, the Company shall pay to the Executive, in equal semi-monthly installments, the Executive’s Base Salary (as in effect on the Date of Termination).
          d. During the 12-month period after the Date of Termination, all stock options and restricted stock held by the Executive will continue to vest and be exercisable in accordance with their terms in effect on the Date of Termination. On the conclusion of said 12-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by the Executive until the earlier to occur of the expiration of the term of each stock option or 12 months after the date they become fully vested.
          e. Executive’s participation in all other employee benefit plans and programs maintained by the Company and/or its Affiliates shall cease on the Date of Termination.
     Notwithstanding any of the above to the contrary, Executive will not be entitled to any of the benefits or payments provided in this Section 5 if Executive breaches this Agreement or the provisions of Sections 8, 9, 10, 12 or 13.8 of the Termination Agreement.

6. Additional Payment to Executive. In addition to the payments required pursuant to Section 6.3 of the Termination Agreement, the Company shall continue the benefits specified in Section 5.b for an additional six-month period following the first anniversary of the Date of Termination so that the Executive shall receive such benefits for a total of 18 months. The Company will also provide the Executive with a three month executive outplacement program with Lee Hecht Harrison.
7. Release by Executive. Executive unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.
     7.1 This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.
     7.2 Executive represents that Executive has read and understands this release provision and that (i) rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that Executive is releasing and (ii) Executive is not releasing any rights or claims arising after the Date of Termination.
8. Consideration. As consideration for the Executive’s execution and performance of his obligations under this Agreement, the Company will perform its remaining obligations pursuant to this Agreement and provide Executive with the additional six months of benefits as described in Section 6 above. Executive agrees that all of this consideration is in addition to anything of value to which he already is entitled from the Company.
9. Future Employment. Executive agrees not to seek or accept employment with the Company and/or its Affiliates and acknowledges that the Company and/or its Affiliates are not obligated to offer employment to Executive, now or in the future.
10. No Other Claims. Executive represents that Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company and/or its Affiliates with any federal, state or local court, governmental agency, or administrative agency, and that if, unbeknownst to Executive, any such complaint has been filed on Executive’s behalf, Executive will use Executive’s best efforts to cause it to be withdrawn immediately and dismissed with prejudice.
11. Confidentiality and Defense of Claims.
          11.1 Both Parties shall keep strictly confidential all the terms and conditions, including amounts payable, in the Agreement and shall not disclose them to any person other than legal and/or financial advisors, government officials who seek such information in the course of their official duties, individuals at the Company responsible for implementing the Agreement, and Executive’s spouse, unless compelled to do so by law or regulation, or business necessity (including the requirement to file this Agreement with the Securities and Exchange Commission or tax reporting obligations). Nothing in this Section is intended to prevent Executive from disclosing the fact that he was employed by the Company or from describing his employment duties.
          11.2 The Executive agrees that from the Effective Date until two (2) years after the Date of Termination, upon request from the Company, he will reasonably cooperate with the Company and/or its Affiliates in the defense of any claims or actions that may be made by or against the Company and/or its Affiliates that affect his prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company and/or its Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 11.2, the Company shall, to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse the Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 11.2.
12. Consultation With Counsel. The Company advises Executive to consult with independent counsel prior to executing this Agreement, and Executive acknowledges being given that advice.
13. No Defamatory Statements. Executive agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of Company and/or its Affiliates, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on Company and/or its Affiliates and/or their business, officers, directors, shareholders, employees, agents, advisors or investors. The Company agrees to give Executive an opportunity to review and make comments on any press releases the Company may issue describing Executive’s departure from the Company. The Company agrees that its senior management will not disparage Executive. The Company likewise agrees that it will make no disparaging statements regarding Executive in any official corporate (1) publication; (2) broadcast; (3) telecast; or (4) presentation. Executive agrees to advise any prospective employers to contact the Director of Human Resources at the Company if they need information regarding the circumstances of Executive’s departure from the Company. In response to any such inquiry, the Director of Human Resources will respond only that Executive’s departure from the Company was without cause and not the result of any malfeasance on Executive’s part.
14. Return of Company Materials. Executive agrees to deliver to the Company promptly after the Date of Termination all originals and copies of Company materials and all other property of the Company and/or its Affiliates in the Executive’s possession, custody or control.
15. Revocation of Agreement; Effective Date. Executive, at Executive’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch to the following: Paul S. Manierre, General Counsel, Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, 7th Floor, Houston, Texas 77081. If Executive elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Executive does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after Executive signs the Agreement) (the “Effective Date”).
16. Miscellaneous.
     16.1 The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.
     16.2 This Agreement constitutes the entire agreement between the Parties, except to the extent that it expressly incorporates provisions of the Termination Agreement. This Agreement may be executed in identical counterparts, each of which shall constitute an original and both of which shall constitute one and the same agreement. Except as expressly provided herein, this Agreement supersedes the Termination Agreement and any severance benefit plan or program and any bonus program at the Company and/or its Affiliates.
     16.3 The Parties understand and agree that any breach of the terms of this Agreement may give rise to liability for money damages and other legal or equitable relief.
     16.4 The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement.
     16.5 The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.
     16.6 The Parties confirm they have had the opportunity to have this Agreement explained to them by independent counsel of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its independent counsel and not upon any recommendation of Executive or his agents, independent counsel or other representatives. Likewise, Executive is relying on his own judgment and on the advice of his independent counsel, and not upon any recommendation of the Company or its directors, officers, employees, agents, independent counsel or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.
     16.7 This Agreement may not be modified or amended except by a writing signed by both Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced. The waiver by either Party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party. Except as expressly provided for herein, the failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach occurs.
     16.8 If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.
     16.9 The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of either Party by virtue of the identity, interest, or affiliation of its preparer.
     16.10 This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, without regard to its law governing conflicts of law. All performance required by the terms of this Agreement shall take place in Harris County, Texas.
     16.11 The amount of benefits payable under this Agreement shall be paid from the general assets of the Company and there shall be no separate trust established to pay any benefits under this Agreement. Executive’s status with respect to the payment of benefits under this Agreement shall be as a general unsecured creditor of the Company.
     16.12 All payments and benefits payable under this Agreement shall be subject to all applicable federal, state and local taxes and tax requirements and any elections by Executive for payouts or deferrals under any Company benefit plan or program.
     16.13 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties. No rights or obligations, benefits of or payments to Executive under this Agreement may be subject to claims of Executive’s creditors, or in any manner may be assigned or transferred by Executive other than his rights to compensation and benefits that are transferred by will or to his estate by operation of law.
     16.14 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:
Encysive Pharmaceuticals Inc.
4848 Loop Central Drive, Suite 700
Houston, Texas 77081
Attention: General Counsel
Facsimile No.: (713) 782-8232
If to the Executive to:
Terrance C. Coyne, M.D.
3110 Cason Street
Houston, Texas 77005
or to such other addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 16.14.
     16.15 Titles and headings to Sections are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.
     16.16 Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 11 through 14 hereof and this Section 16, shall survive any termination or expiration of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date indicated below

TERRANCE C. COYNE, M.D. (“Executive”)	ENCYSIVE PHARMACEUTICALS, INC. (“Company”)

/s/ Terrance C. Coyne, M.D.	By:/s/ Bruce D. Given, M.D.

Bruce D. Given, M.D.,
Chief Executive Officer
Date: July 6, 2006	Date:July 11, 2006

THE STATE OF TEXAS	§
§
COUNTY OF Harris _______	§
     BEFORE ME, the undersigned authority, on this day personally appeared Terrance C. Coyne, M.D. who, being by me first duly sworn, upon his oath deposed and stated that he has read the foregoing Agreement; that he has been advised to discuss the provisions of this Agreement with an attorney of his choice before signing it; that he fully understands the terms and conditions of this Agreement; that he is legally competent to execute this Agreement; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.
     Given under my hand and seal of office on this 6th day of July, 2006.

/s/ James Paul
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BEFORE ME, the undersigned authority, on this day personally appeared Bruce D. Given, M.D., who being by me first duly sworn, upon his oath deposed and stated that he is the Chief Executive Officer of Encysive Pharmaceuticals, Inc. (the “Company”); that he has read the foregoing Agreement; that he has discussed the provisions of this Agreement with any attorney of his choice; that he fully understands the terms and conditions of this Agreement; that he is legally competent and fully authorized to execute this agreement on behalf of the Company; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.
     Given under my hand and seal of office on this 11th day of July, 2006.

/s/ Heather P. Woltz
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS